================================================================================

[SUNCOR ENERGY LOGO]                           F I R S T  Q U A R T E R  2 0 0 1

                                               Report to shareholders for the
                                               period ended March 31, 2001

SUNCOR ENERGY REPORTS RECORD QUARTERLY EARNINGS AND CASH FLOW
COMMODITY PRICES, IMPROVED REFINING MARGINS, CONTRIBUTE TO EARNINGS IMPROVEMENT

FIRST QUARTER SUMMARY
(All financial figures are in Canadian dollars unless noted otherwise. Natural gas production converts to BOE at a 10:1 ratio.)

- First quarter earnings for 2001 rose to a record $125 million, up from $105 million in the first quarter of 2000.
- Cash flow from operations was a record $275 million, compared with $269 million during the same period last year.
- Total daily production for Suncor averaged 135,100 barrels of oil equivalent
  (BOE), a decrease over the first quarter daily average in 2000 of 148,600
  BOE.
- Oil Sands production averaged 113,400 barrels per day in the quarter, compared with 114,800 barrels per day in the first quarter of 2000. Sales in the quarter were 106,500 barrels per day, down from 117,900 barrels per day in the first quarter of 2000.

                                      2000              2001
-------------------------------------------------------------
EARNINGS BY QUARTER          Q1     Q2     Q3     Q4     Q1
($ millions)
-------------------------------------------------------------
                             105    111    50     111    125


                                              2000               2001
----------------------------------------------------------------------
PRODUCTION*                           Q1     Q2     Q3     Q4     Q1
(thousands of barrels of
oil equivalent per day)
*converted at 10:1
----------------------------------------------------------------------
- Natural gas                         22.2   19.5   20.0   18.3   17.7
- Crude oil and natural gas liquids  126.4  123.3  120.6  114.1  117.4
  Total                              148.6  142.8  140.6  132.4  135.1


- Due to lower sales volume and higher energy costs, Oil Sands base plant cash operating costs increased to $12.65 per barrel compared with $11.10 per barrel in the first quarter of 2000.
- Project Millennium reached the 80 per cent completion mark. Project costs spent to date are $2.65 billion.
- Suncor's Natural Gas business produced an average of 21,700 BOE per day compared with 33,800 BOE per day during the first quarter last year. Production during the quarter consisted of 177 million cubic feet per day of natural gas; 2,300 barrels per day of natural gas liquids; and 1,700 barrels per day of crude oil.
- Refining margins for Sunoco improved almost 15 per cent, averaging 6.2 cents per litre (cpl) compared with 5.4 cpl in the first quarter of 2000. Retail gasoline margins for Sunoco's branded retail outlets were 6.1 cpl compared to
  6.8 cpl in the first quarter of 2000.

                                      2000              2001
-------------------------------------------------------------
CASH FLOW FROM OPERATIONS    Q1     Q2     Q3     Q4     Q1
BY QUARTER
($ millions)
-------------------------------------------------------------
                             269    244    229    216    275


                                                 2000               2001
-------------------------------------------------------------------------
RATIOS                                   Q1     Q2     Q3     Q4     Q1
(per cent)
-------------------------------------------------------------------------
Return on average shareholder's equity   13.6   16.4   15.4   16.5  16.5
Return on capital employed               11.0   15.5   14.8   16.6  16.3

MEDIA AND INVESTOR INQUIRIES:
JOHN ROGERS (403) 269-8670                  VISIT OUR WEBSITE AT: WWW.SUNCOR.COM

SUNCOR ENERGY INC. - FIRST QUARTER REPORT 2001
                                       2

"Continued strong crude oil prices, higher natural gas prices and improved downstream refining margins gave Suncor a strong start to the year."

Richard L. George,
President and Chief Executive Officer


RECORD SET FOR FIRST QUARTER EARNINGS AND CASH FLOW

Earnings for the first quarter of 2001 rose to a quarterly record of $125 million ($0.53 per common share), up from $105 million ($0.45 per common share) in the first quarter of 2000. The improvement was primarily a result of increased commodity prices (including the impact of a weaker Canadian dollar versus the U.S. dollar), higher downstream refining margins and a lower crude oil hedging loss. These favourable factors were partially offset by lower sales volumes, a higher light/heavy crude oil differential, higher interest expenses, start-up costs associated with Project Millennium, and Stuart Oil Shale Project costs.

During the first quarter, cash flow from operations was a record $275 million ($1.19 per common share), compared with $269 million ($1.16 per common share) in the first quarter of 2000. Revenue was $1 billion compared with $779 million during the same period in 2000.

"Continued strong crude oil prices, higher natural gas prices and improved downstream refining margins gave Suncor a strong start to the year," said Rick George, president and chief executive officer. "To sustain these record returns Suncor will continue to focus on improving operational reliability and reducing operating costs - an effort aimed at driving higher returns through production growth, not commodity prices."

During the quarter Suncor recorded a $45 million hedging loss from its crude oil hedging program, compared to a loss of $51 million in the first quarter of 2000.

Total production of crude oil, natural gas and natural gas liquids averaged 135,100 BOE per day, a decrease from the 2000 first quarter average of 148,600 BOE per day. The decrease reflects lower production from the Natural Gas business primarily due to last year's property divestments.

OIL SANDS PRODUCTION STEADY

Oil Sands recorded earnings of $69 million in the first quarter, compared with $90 million in the same quarter of 2000. Cash flow from operations declined to $140 million, down from $199 million in the first quarter of 2000.

Oil Sands production in the quarter averaged 113,400 barrels per day, compared with 114,800 barrels per day in the first quarter of 2000, mainly due to ore quality variability in February. A maintenance shutdown in early April, which allowed for repairs to the 5C9 fractionating tower, is expected to improve production rates during the remainder of the year. Oil Sands original production target of 130,000 barrels per day for 2001 includes the estimated impact of this maintenance.

--------------------------------------------------------------------------------------------------
3 months ended March 31                                                2000                   2001
--------------------------------------------------------------------------------------------------
NET EARNINGS COMPONENTS
($ millions after income taxes)
Operational earnings                                                   105                    131
Oil Sands
  Start-up expenses - Project Millennium                                --                     (6)
                                                                      ----                    ----
Net earnings                                                           105                    125
--------------------------------------------------------------------------------------------------
CASH FLOW FROM OPERATIONS COMPONENTS
($ millions)
Operational cash flow                                                  269                    302
Oil Sands
  Start-up expenses & overburden removal - Project Millennium           --                    (27)
                                                                      ----                    ----
Cash flow from operations                                              269                    275
--------------------------------------------------------------------------------------------------

MEDIA AND INVESTOR INQUIRIES:
JOHN ROGERS (403) 269-8670                  VISIT OUR WEBSITE AT: WWW.SUNCOR.COM

SUNCOR ENERGY INC. - FIRST QUARTER REPORT 2001
                                       3

"We're making significant progress and expect to complete Project Millennium on schedule."

Richard L. George,
President and Chief Executive Officer


OIL SANDS CASH OPERATING COST

-----------------------------------------------------------------------------------------------
                                                          3 months ended          3 MONTHS ENDED
(dollars per sales barrel)                                March 31, 2000          MARCH 31, 2001
-----------------------------------------------------------------------------------------------
Base plant                                                    11.10                   12.65
Start-up expenditures - Project Millennium                      --                     2.75
                                                              -----                   -----
Total cash operating costs                                    11.10                   15.40
-----------------------------------------------------------------------------------------------

Sales volumes for the quarter declined to 106,500 barrels per day from 117,900 barrels per day in the first quarter of 2000. The decline occurred as Suncor built back inventory to normal operational levels. Inventory had declined to help meet customer requirements during the 5C9 maintenance shutdown.

Cash operating costs increased to $12.65 per barrel compared with $11.10 per barrel in the first quarter of 2000. The increase was due to the lower sales volume and higher energy costs. The first quarter costs for 2001 increase to $15.40 per barrel when Project Millennium start-up costs are included.

Several milestones for advancing Project Millennium were met during the quarter, including successfully testing improved extraction technology that is expected to operate at a lower cost and be easier to maintain than the existing method; and completion of a continuous water recycling system that should contribute to energy efficiency by recycling waste heat and reducing water use. Construction was also completed on TransAlta's co-generation facility, where a portion of the output will help meet Suncor's long-term needs for electricity and steam.

"We're making significant progress and expect to complete Project Millennium on schedule," said George. "We are on track to deliver on our commitments for growth and see our average daily oil production capacity increase to 225,000 barrels per day by year-end."

                                              2000              2001
----------------------------------------------------------------------
OIL SANDS PRODUCTION BY QUARTER      Q1     Q2     Q3     Q4     Q1
(thousands of barrels of per day)
----------------------------------------------------------------------
                                    114.8  116.7  114.2  110.0  113.4


By the end of the quarter, Project Millennium had reached the 80 per cent completion mark with engineering, equipment and material purchases all essentially complete. Project expenditures at the end of the first quarter were $2.65 billion. Suncor's current $2.8 billion estimate remains unchanged, however, construction cost pressures continue to challenge the project. Construction productivity in the second quarter will be important. Suncor expects to provide a final cost estimate early in the third quarter when the project is expected to be over 90 per cent complete.

NATURAL GAS SETS RECORD FOR EARNINGS AND CASH FLOW

Natural Gas earnings increased to $53 million in the first quarter, up from $8 million in first quarter of 2000. Cash flow from operations for the quarter was $127 million compared with $48 million for the first quarter 2000.

Production averaged 21,700 BOE per day compared with 33,800 BOE per day during the first quarter last year. Natural gas production in the quarter averaged 177 million cubic feet (mmcf) per day down from 222 mmcf per day in the first quarter of 2000. The decrease primarily reflects property divestments that occurred last year and natural reservoir decline.

"One year after unveiling its new strategy, Natural Gas has made progress in building and sustaining a profitable business," said George.

                                              2000                2001
-----------------------------------------------------------------------
NATURAL GAS BOE                        Q1     Q2     Q3     Q4     Q1
PRODUCTION BY QUARTER*
(thousands of barrels of
oil equivalent per day)
*converted at 10:1
-----------------------------------------------------------------------
                                     33.8   26.1   26.4   22.4   21.7

MEDIA AND INVESTOR INQUIRIES:
JOHN ROGERS (403) 269-8670                  VISIT OUR WEBSITE AT: WWW.SUNCOR.COM

SUNCOR ENERGY INC. - FIRST QUARTER REPORT 2001
                                       4

SUNOCO EARNINGS DRIVEN BY REFINING MARGINS

Sunoco's first quarter earnings were $23 million, compared with $19 million in the first quarter of 2000. Cash flow from operations was $50 million for the quarter compared with $46 million in the same quarter in 2000.

In the first quarter, refining margins improved almost 15 per cent, averaging
6.2 cents per litre (cpl) compared with 5.4 cpl in the first quarter of 2000. Strong demand for gasoline and distillates in North America accompanied by low inventories contributed to the improved margins. Sales volumes increased by more than four per cent over the same quarter last year.

In January, operational problems associated with the Sarnia Refinery's catalytic cracker increased maintenance costs and resulted in Sunoco making product purchases to ensure customer requirements were met. The cat cracker returned to full production later that same month.

Retail gasoline margins for Sunoco's branded retail outlets were 6.1 cpl compared to 6.8 cpl in the first quarter of 2000. The decline is primarily due to competitive market pressures and price related costs for Sunoco's customer loyalty program. A three per cent improvement in retail gasoline sales volumes at Sunoco's branded retail sites partially offset the margin decline.

                                             2000                2001
-------------------------------------------------------------------------
DOWNSTREAM PRODUCT                    Q1     Q2     Q3     Q4     Q1
MARGINS BY QUARTER
(cents per litre)
-------------------------------------------------------------------------
Retail                               6.8     6.4     6.4     7.0     6.1
Refining                             5.4     6.3     6.1     5.8     6.2

STUART OIL SHALE

Subsequent to the end of the quarter, Suncor sold its interest in the Stuart Oil Shale Project to Southern Pacific Petroleum and Central Pacific Minerals (SPP/CPM) and will record a write off in the second quarter of $3 million.

"While we think the Project has potential for the future, we had to make a choice among competing growth priorities," said George. "For Suncor, it makes sense to focus our people and resources on growing our core businesses in Canada."

PROGRESS ON SUSTAINABLE DEVELOPMENT

Suncor's plan to establish an alternative and renewable energy business was advanced during the quarter with the company acquiring a $3 million minority equity interest in Northern Power Systems - a Vermont based firm that specializes in wind and solar energy. The two companies have also signed a non-binding letter of intent to form a joint venture to develop large-scale wind power generation and other renewable energy projects in Canada.


SUNCOR ENERGY IS AN INTEGRATED CANADIAN ENERGY COMPANY. ITS OIL SANDS BUSINESS MINES AND UPGRADES OIL SAND AND MARKETS CUSTOM-BLENDED REFINERY FEEDSTOCK AND DIESEL FUEL. SUNCOR IS ALSO A CONVENTIONAL NATURAL GAS AND OIL PRODUCER IN WESTERN CANADA AND OPERATES A REFINING AND MARKETING BUSINESS IN ONTARIO UNDER THE SUNOCO BRAND. AT THE SAME TIME AS SUNCOR MEETS TODAY'S ENERGY NEEDS, THE COMPANY IS ALSO INVESTING IN ALTERNATIVE AND RENEWABLE ENERGY FOR THE FUTURE. SUNCOR ENERGY COMMON SHARES (SYMBOL SU) AND PREFERRED SECURITIES ARE LISTED FOR TRADING ON THE TORONTO AND NEW YORK STOCK EXCHANGES.

This report contains certain forward-looking information. See the "Legal Notice" in the attached Management's Discussion and Analysis for further details.

MEDIA AND INVESTOR INQUIRIES:
JOHN ROGERS (403) 269-8670                  VISIT OUR WEBSITE AT: WWW.SUNCOR.COM

SUNCOR ENERGY INC. - FIRST QUARTER REPORT 2001
                                       5

MANAGEMENT'S DISCUSSION AND ANALYSIS

This Management Discussion and Analysis should be read in conjunction with the attached quarterly unaudited consolidated statements of earnings, consolidated statements of changes in shareholders' equity, consolidated balance sheets, consolidated statements of cash flows and notes to the consolidated financial statements. Readers of this document should also refer to Management's Discussion and Analysis in Suncor's 2000 Annual Report.

INDUSTRY INDICATORS

------------------------------------------------------------------------------------------------
                                                              3 months ended      3 MONTHS ENDED
                                                              March 31, 2000      MARCH 31, 2001
------------------------------------------------------------------------------------------------
West Texas Intermediate (WTI) crude oil
U.S.$/barrel at Cushing                                            28.75               28.70

Light/heavy crude oil differential
U.S.$/barrel - WTI @ Cushing/Bow River @ Hardisty                  11.25               4.50

Natural gas U.S.$/thousand cubic feet @ Henry Hub                  2.50                7.25

Natural gas (Alberta spot) Cdn$/thousand cubic feet @ Empress      3.00                10.35

New York Habour 3-2-1 crack* U.S.$/barrel                          4.65                4.80

Exchange rate: Cdn$:U.S.$                                          0.69                0.65
------------------------------------------------------------------------------------------------

* New York Habour 3-2-1 crack is an industry indicator measuring the margin on a barrel of oil for gasoline and distillate.

Suncor's future financial performance is closely linked to the above price and exchange factors. Suncor cannot control the above price and exchange factors and as such cannot predict any future changes. Therefore, future financial performance may be volatile. For further discussion of the above and other risk/success factors affecting Suncor's financial performance, readers are referred to Suncor's 2000 Annual Information Form. A copy of this document is available on Suncor's web site at www.suncor.com or by calling 1-800-558-9071.

THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2000

ANALYSIS OF CONSOLIDATED STATEMENTS OF EARNINGS AND CASH FLOW

Net earnings for the quarter were a record $125 million compared to $105 million in the first quarter of 2000. Operational earnings in the quarter were $131 million compared to operational earnings of $105 million during the first quarter of 2000. Operational earnings were higher than net earnings for the first quarter of 2001 because Project Millennium start-up costs are not viewed as part of ongoing operational earnings and cash flow, and such costs will no longer be incurred after commissioning of the project is completed, which is anticipated to occur by January, 2002.

The improvement in operational earnings was primarily a result of increased commodity prices (including the impact of a weaker Canadian dollar versus the U.S. dollar), higher downstream refining margins and a lower crude oil hedging loss of $45 million in the first quarter of 2001 compared to a $51 million loss in the first quarter of 2000. The lower loss reflects the reduced level of hedging activity undertaken by Suncor in 2001 compared to 2000. These favourable factors were partially offset by lower sales volumes, a higher light/heavy crude oil differential, costs related to the Stuart Oil Shale Project and interest expenses.

Commencing in the first quarter of this year Suncor changed its methodology of accounting for intersegment sales (as explained in Note 2 of the consolidated financial statements). The new methodology recognizes that more sales of crude oil are being made to third parties than in the past, and more crude oil is being purchased from third parties by Sunoco.

Cash flow from operations in the quarter was a record $275 million compared with $269 million for the first quarter of 2000. Excluding the costs associated with Project Millennium, cash flow from operations was $302 million. The increase in cash flow is a result of the same factors that increased net earnings.

MEDIA AND INVESTOR INQUIRIES:
JOHN ROGERS (403) 269-8670                  VISIT OUR WEBSITE AT: WWW.SUNCOR.COM

SUNCOR ENERGY INC. - FIRST QUARTER REPORT 2001
                                       6

SEGMENTED EARNINGS AND CASH FLOW ANALYSIS

OIL SANDS

Oil Sands recorded net earnings in the quarter of $69 million, down from the $90 million earned in the first quarter of 2000. The decline was due to a number of factors. Sales volumes were 1.1 million barrels lower than the first quarter of 2000 as inventory levels were increased to help meet customer requirements during the planned maintenance shutdown of the 5C9 fractionator unit in early April 2001. Also contributing to the lower earnings were lower sour crude oil prices due to the widening of the light/heavy crude oil differential, higher energy costs, and start-up costs associated with Project Millennium. Partially offsetting these factors was a lower crown royalty rate for oil sands production which was reduced to 1% of gross revenues compared to 5% in the first quarter of 2000, the impact of a weaker Canadian dollar versus the U.S. dollar (a weaker Canadian dollar has a positive impact on the pricing of crude oil) and a lower crude oil hedging loss.

The decrease in cash flow from operations to $140 million in the first quarter of 2001 from $199 million in the first quarter of 2000 is due to the same factors that reduced earnings as well as higher spending associated with Project Millennium start-up and overburden pre-stripping.

NATURAL GAS

Natural Gas (NG) net earnings increased from $8 million in the first quarter of 2000 to $53 million in the first quarter of 2001. The increase is primarily due to higher commodity prices (especially natural gas prices, which increased by over 250% due to strong demand), supply/demand balance and sales to natural gas markets, such as California, where prices were higher than in the previous year.

In addition, lower operating expenses as a result of property divestments in 2000, the benefits of an annualized cost reduction of $15 million identified in 2000 and lower exploration expenses due to lower dry hole and exploration costs also positively improved earnings. The decline in exploration activity is consistent with the change in the NG strategy to build competitive operating areas, improve base business efficiency and achieve higher returns on capital. Partially offsetting the above favourable factors were higher royalties resulting from increased commodity prices (particularly in the case of natural gas), lower sales volumes due to property divestments that occurred last year and natural reservoir decline.

Cash flow from operations for the quarter was $127 million, up from the $48 million reported in the first quarter of 2000. The increase is due to the same factors that increased earnings.

SUNOCO

Sunoco's first quarter net earnings were $23 million compared with $19 million in the first quarter of 2000.

As noted in Suncor's 2000 Annual Report, Sunoco restructured its organization in 2000 to increase operating efficiencies. The changes were designed to enable Sunoco to better execute its business strategies by providing greater focus on Sunoco-wide performance. The re-organization reduced the number of business units from three to two, these new business units being called Rack-Back and Rack-Forward. Sunoco is basing its reporting for 2001 upon this new structure. Prior year figures have been reclassified to conform to this presentation.

The majority of the Rack-Forward business is comprised of the retail and joint venture operations, UPI and Pioneer, as well as the natural gas retail sales (formerly referred to as the Integrated Energy Solutions business). The Rack-Forward business also includes cardlock sales, industrial and commercial sales. The retail operations including the joint venture businesses and the natural gas marketing business comprise approximately 95% of the Rack-Forward earnings of $5 million in the first quarter of 2001.

The Rack-Back business includes refining operations and sales to the refinery's largest industrial and reseller customers, including Sun Petrochemicals Company.

Rack-Back net earnings in the quarter of $18 million were the same as the first quarter net earnings in 2000. Rack-Back refining margins improved due to a tight supply/demand balance and low inventories. Volumes increased by more than 4% over the same quarter last year reflecting strong demand. Offsetting these favourable factors were higher cash operating expenses due to higher energy consumption and prices. In addition, higher repair and maintenance costs at the refinery were incurred due to an unplanned outage of the catalytic cracker unit in January 2001. The outage also resulted in higher freight expenditures and higher product purchases being incurred. The unit returned to production in late January 2001.

Rack-Forward net earnings increased to $5 million in the quarter from $1 million in the first quarter of 2000. The earnings improvement was due to stronger margins in the natural gas business due to the restructuring of the majority of contracts to match fixed price sales contracts with fixed price supply. Improved margins

MEDIA AND INVESTOR INQUIRIES:
JOHN ROGERS (403) 269-8670                  VISIT OUR WEBSITE AT: WWW.SUNCOR.COM

SUNCOR ENERGY INC. - FIRST QUARTER REPORT 2001
                                       7

were also realized in the commercial and reseller distribution channels reflecting improved diesel and heating oil margins.

Sunoco's branded retail gasoline business experienced lower margins due to competitive market pressures and price related costs arising from Sunoco's customer loyalty program. While volumes increased by 3%, they did not completely offset the impact of the lower margins.

Cash flow from operations in the quarter improved to $50 million from $46 million in the same period of 2000 for the same reasons that earnings improved.

CORPORATE

Corporate costs were $20 million compared to $12 million in the first quarter of 2000. The increase was primarily due to higher costs associated with the Stuart Oil Shale Project including a foreign exchange impact, interest charges that are no longer being capitalized with respect to the Stuart Oil Shale Project and research and development costs with respect to new technology assessments.

During the quarter there was a cash flow deficit of $42 million up from $24 million in the first quarter last year. This increase is a result of the same factors that increased costs noted above.

ANALYSIS OF FINANCIAL CONDITION

Excluding cash and cash equivalents, short-term borrowings and the current portion of long-term borrowings, Suncor had working capital of $10 million at the end of the quarter compared to a working capital deficiency of $128 million at the end of 2000. This change reflects an increase in inventory levels in both Oil Sands and Sunoco and the reduction of outstanding liabilities reflecting lower Project Millennium obligations, lower hedging losses and a general reduction in investing activities that also reduced obligations. At the end of the quarter net debt had increased from $2.236 billion at the end of 2000 to $2.514 billion at the end of the first quarter of 2001. This increase largely reflects Project Millennium spending. Suncor has in place sufficient lines of credit to cover working capital requirements.

UPDATES AND DEVELOPMENTS

By the end of the quarter, Suncor's Project Millennium had reached the 80% completion mark with engineering, equipment and material purchases all essentially complete. Project expenditures at the end of the first quarter were $2.65 billion. Suncor's current $2.8 billion cost estimate for Project Millennium remains unchanged, however, construction cost pressures continue to challenge the project. Construction productivity in the second quarter will be important to determine the final cost estimate of the project. Suncor expects to provide a final cost estimate early in the third quarter of 2001 when Project Millennium is expected to be over 90% complete.

Suncor believes it has sufficient borrowing capacity and cash flow from operations to fund completion of Project Millennium and ongoing operations and investing activities.

At the end of the quarter Suncor's collective agreement with the Communications, Energy and Paperworkers Union Local 707, which expires May 1, 2001, was still under negotiations. Management believes that a new agreement should be reached without work interruptions.

Labour agreements with other building trades, that supply much of the labour for Project Millennium, expire on April 30, 2001. While Suncor is not a direct negotiator in these agreements, Suncor has developed a working relationship with these trade unions and believes that a satisfactory resolution will be reached and progress on the project will not be impeded.

In its budget presented on April 24, the Alberta government announced it will reduce the Alberta provincial income tax rate from 15.5% to 13.5% on April 1, 2001. This change will reduce the income tax that Suncor pays on income earned in the province of Alberta. Suncor has not yet assessed the impact of this announcement.

After several years of evaluation and negotiation, an energy supply agreement was signed with TransAlta Energy Corporation (TransAlta) in the quarter whereby TransAlta's Sarnia Regional Co-generation project will supply Sunoco's Sarnia Refinery with energy. Under the energy supply agreement, it is expected that the new facility will commence operation in the fourth quarter of 2002.

Subsequent to the end of the quarter, as explained in Note 5 to the consolidated financial statements, Suncor sold its interest in the Australian Stuart Oil Shale Project to Southern Pacific Petroleum and Central Pacific Minerals and will record a write off in the second quarter of $3 million.

Except as discussed herein, the risk/success factors that may impact the Company and which are identified in the Company's annual Management's Discussion and Analysis for 2000, remain substantially unchanged.

MEDIA AND INVESTOR INQUIRIES:
JOHN ROGERS (403) 269-8670                  VISIT OUR WEBSITE AT: WWW.SUNCOR.COM

SUNCOR ENERGY INC. - FIRST QUARTER REPORT 2001
                                       8

LEGAL NOTICE

THIS QUARTERLY REPORT TO SHAREHOLDERS, INCLUDING THE MANAGEMENT'S DISCUSSION AND ANALYSIS, CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS, WHICH ARE BASED ON SUNCOR'S CURRENT EXPECTATIONS, ESTIMATES, PROJECTIONS AND ASSUMPTIONS AND WERE MADE BY SUNCOR IN LIGHT OF ITS EXPERIENCE AND ITS PERCEPTION OF HISTORICAL TRENDS. ALL STATEMENTS THAT ADDRESS EXPECTATIONS OR PROJECTIONS ABOUT THE FUTURE, INCLUDING STATEMENTS ABOUT SUNCOR'S STRATEGY FOR GROWTH, EXPECTED EXPENDITURES, COMMODITY PRICES, COSTS, SCHEDULES AND OPERATING OR FINANCIAL RESULTS, ARE FORWARD LOOKING STATEMENTS. SOME OF THE FORWARD LOOKING STATEMENTS MAY BE IDENTIFIED BY WORDS LIKE "EXPECTS," "ANTICIPATES," "PLANS," "BELIEVES," "PROJECTS" AND SIMILAR EXPRESSIONS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS. SUNCOR'S BUSINESS IS SUBJECT TO RISKS AND UNCERTAINTIES, SOME OF WHICH ARE SIMILAR TO OTHER OIL AND GAS COMPANIES AND SOME OF WHICH ARE UNIQUE TO SUNCOR. SUNCOR'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY ITS FORWARD LOOKING STATEMENTS AS A RESULT OF KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS. THE RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD INFLUENCE ACTUAL RESULTS INCLUDE: CHANGES IN THE GENERAL ECONOMIC, MARKET AND BUSINESS CONDITIONS; FLUCTUATIONS IN SUPPLY AND DEMAND FOR SUNCOR'S PRODUCTS; FLUCTUATIONS IN COMMODITY PRICES; FLUCTUATIONS IN CURRENCY EXCHANGE RATES; SUNCOR'S ABILITY TO RESPOND TO CHANGING MARKETS; THE ABILITY OF SUNCOR TO RECEIVE TIMELY REGULATORY APPROVALS; THE SUCCESSFUL AND TIMELY IMPLEMENTATION OF ITS GROWTH PROJECTS INCLUDING PROJECT MILLENNIUM; THE INTEGRITY AND RELIABILITY OF SUNCOR'S CAPITAL ASSETS; THE CUMULATIVE IMPACT OF OTHER RESOURCE DEVELOPMENT PROJECTS; SUNCOR'S ABILITY TO COMPLY WITH CURRENT AND FUTURE ENVIRONMENTAL LAWS; THE ACCURACY OF SUNCOR'S PRODUCTION ESTIMATES AND PRODUCTION LEVELS AND ITS SUCCESS AT EXPLORATION AND DEVELOPMENT DRILLING AND RELATED ACTIVITIES; THE MAINTENANCE OF SATISFACTORY RELATIONSHIPS WITH UNIONS, EMPLOYEE ASSOCIATIONS AND JOINT VENTURERS; COMPETITIVE ACTIONS OF OTHER COMPANIES, INCLUDING INCREASED COMPETITION FROM OTHER OIL AND GAS COMPANIES OR FROM COMPANIES WHICH PROVIDE ALTERNATIVE SOURCES OF ENERGY; THE UNCERTAINTIES RESULTING FROM POTENTIAL DELAYS OR CHANGES IN PLANS WITH RESPECT TO EXPLORATION OR DEVELOPMENT PROJECTS OR CAPITAL EXPENDITURES; ACTIONS BY GOVERNMENTAL AUTHORITIES INCLUDING INCREASING TAXES, CHANGES IN ENVIRONMENTAL AND OTHER REGULATIONS; THE ABILITY AND WILLINGNESS OF PARTIES WITH WHOM SUNCOR HAS MATERIAL RELATIONSHIPS TO PERFORM THEIR OBLIGATIONS TO SUNCOR; AND THE OCCURRENCE OF UNEXPECTED EVENTS SUCH AS FIRES, BLOWOUTS, FREEZE-UPS, EQUIPMENT FAILURES AND OTHER SIMILAR EVENTS AFFECTING SUNCOR OR OTHER PARTIES WHOSE OPERATIONS OR ASSETS DIRECTLY OR INDIRECTLY AFFECT SUNCOR. MANY OF THESE RISK FACTORS ARE DISCUSSED IN FURTHER DETAIL IN SUNCOR'S 2000 ANNUAL INFORMATION FORM AND IN SUNCOR'S MANAGEMENT'S DISCUSSION AND ANALYSIS IN ITS 2000 ANNUAL REPORT. READERS ARE ALSO REFERRED TO THE RISK FACTORS DESCRIBED IN OTHER DOCUMENTS SUNCOR FILES FROM TIME TO TIME WITH SECURITIES REGULATORY AUTHORITIES. COPIES OF THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE FROM THE COMPANY.

MEDIA AND INVESTOR INQUIRIES:
JOHN ROGERS (403) 269-8670                  VISIT OUR WEBSITE AT: WWW.SUNCOR.COM

SUNCOR ENERGY INC. - FIRST QUARTER REPORT 2001
                                       9

CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

                                                         Three months ended March 31
------------------------------------------------------------------------------------
($ millions)                                                2001                2000
------------------------------------------------------------------------------------
REVENUES (note 2)                                          1 001                779
------------------------------------------------------------------------------------
EXPENSES
  Purchases of crude oil and products (note 2)               306                155
  Operating, selling and general                             230                217
  Exploration                                                  1                 10
  Royalties                                                   57                 43
  Taxes other than income taxes                               86                 84
  Depreciation, depletion and amortization                    88                 91
  Gain on disposal of assets                                 --                  (1)
  Start-up expenses - Project Millenium (note 3)              10                 --
  Interest                                                     4                 --
------------------------------------------------------------------------------------
                                                             782                599
------------------------------------------------------------------------------------
EARNINGS BEFORE INCOME TAXES                                 219                180
------------------------------------------------------------------------------------
PROVISION FOR INCOME TAXES
  Current                                                     17                 7
  Future                                                      77                 68
------------------------------------------------------------------------------------
                                                              94                 75
------------------------------------------------------------------------------------
NET EARNINGS                                                 125                105
Dividends on preferred securities                             (7)                (6)
------------------------------------------------------------------------------------
Net earnings attributable to common shareholders             118                 99
------------------------------------------------------------------------------------
PER COMMON SHARE (dollars)
Net earnings attributable to common shareholders

basic                                                      0.53               0.45
diluted                                                    0.52               0.45
------------------------------------------------------------------------------------
Cash dividends                                             0.085              0.085
------------------------------------------------------------------------------------

See accompanying notes.

MEDIA AND INVESTOR INQUIRIES:
JOHN ROGERS (403) 269-8670                  VISIT OUR WEBSITE AT: WWW.SUNCOR.COM

SUNCOR ENERGY INC. - FIRST QUARTER REPORT 2001
                                       10


CONSOLIDATED BALANCE SHEETS
(unaudited)

--------------------------------------------------------------------------------
                                                 MARCH 31           December 31
($ millions)                                         2001                  2000
--------------------------------------------------------------------------------
ASSETS
  CURRENT ASSETS
    Cash and cash equivalents                          45                    21
    Accounts receivable                               401                   407
    Future income taxes                                45                    45
    Inventories                                       215                   192
--------------------------------------------------------------------------------
  Total current assets                                706                   665
--------------------------------------------------------------------------------
  Capital assets, net                               6 215                 5 883
  Deferred charges and other                          171                   166
  Future income taxes                                 131                   119
--------------------------------------------------------------------------------
  Total assets                                      7 223                 6 833
--------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
  CURRENT LIABILITIES
    Short-term borrowings                              30                    64
    Accounts payable                                  373                   424
    Accrued liabilities                               237                   285
    Income taxes payable                                7                    15
    Future income taxes                                 5                     9
    Taxes other than income taxes                      29                    39
    Current portion of long-term borrowings             1                     1
--------------------------------------------------------------------------------
  Total current liabilities                           682                   837
--------------------------------------------------------------------------------
  Long-term borrowings                              2 528                 2 192
  Accrued liabilities and other                       261                   252
  Future income taxes                               1 173                 1 080
  Shareholders' equity (see below)                  2 579                 2 472
--------------------------------------------------------------------------------
  Total liabilities and shareholders' equity        7 223                 6 833
--------------------------------------------------------------------------------
  SHAREHOLDERS' EQUITY
                                            NUMBER               Number
    Preferred securities                17 540 000    514     7 540 000     514
    Share capital                      222 420 334    545   221 900 579     537
    Retained earnings                               1 520                 1 421
--------------------------------------------------------------------------------
                                                    2 579                 2 472
--------------------------------------------------------------------------------

See accompanying notes.

MEDIA AND INVESTOR INQUIRIES:
JOHN ROGERS (403) 269-8670                  VISIT OUR WEBSITE AT: WWW.SUNCOR.COM

SUNCOR ENERGY INC. - FIRST QUARTER REPORT 2001
                                       11

CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

                                                              Three months ended March 31
-----------------------------------------------------------------------------------------
($ millions)                                                        2001            2000
-----------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Cash flow provided from operations (1), (2)                        275             269
  Decrease (increase) in operating working capital
    Accounts receivable                                                6             (65)
    Inventories                                                      (23)             (8)
    Accounts payable and accrued liabilities                         (99)            (36)
    Taxes payable                                                    (16)            (16)
-----------------------------------------------------------------------------------------
Cash provided from operating activities                              143             144
-----------------------------------------------------------------------------------------
CASH USED IN INVESTING ACTIVITIES (2)                               (398)           (460)
-----------------------------------------------------------------------------------------
NET CASH DEFICIENCY BEFORE FINANCING ACTIVITIES                     (255)           (316)
-----------------------------------------------------------------------------------------
FINANCING ACTIVITIES
  Decrease in short-term borrowings                                  (34)            (17)
  Net increase in long-term borrowings                               336             360
  Issuance of common shares under stock option plan                    6               1
  Dividends paid on preferred securities (3)                         (12)            (11)
  Dividends paid on common shares                                    (17)            (19)
-----------------------------------------------------------------------------------------
Cash provided from financing activities                              279             314
-----------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                      24              (2)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                      21               5
-----------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                            45               3
-----------------------------------------------------------------------------------------
PER COMMON SHARE (dollars)
(1) Cash flow provided from operations                              1.24            1.22
(3) Dividends paid on preferred securities (pre-tax)                0.05            0.06
-----------------------------------------------------------------------------------------
Cash flow provided from operations after deducting
dividends paid on preferred securities                              1.19            1.16
-----------------------------------------------------------------------------------------
(2) See Schedules of Segmented Data
-----------------------------------------------------------------------------------------

See accompanying notes.

MEDIA AND INVESTOR INQUIRIES:
JOHN ROGERS (403) 269-8670                  VISIT OUR WEBSITE AT: WWW.SUNCOR.COM

SUNCOR ENERGY INC. - FIRST QUARTER REPORT 2001
                                       12

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(unaudited)

-----------------------------------------------------------------------------------------
                                              Preferred           Share          Retained
($ millions)                                 Securities         Capital          Earnings
-----------------------------------------------------------------------------------------
AT DECEMBER 31, 1999                                514             524             1 070
Net earnings                                         --              --               105
Dividends paid on preferred securities               --              --                (6)
Dividends paid on common shares                      --              --               (19)
Issued for cash under stock option plan              --               1                --
Income taxes - impact of new standard                --              --                57
-----------------------------------------------------------------------------------------
AT MARCH 31, 2000                                   514             525             1 207
-----------------------------------------------------------------------------------------
AT DECEMBER 31, 2000                                514             537             1 421
Net earnings                                         --              --               125
Dividends paid on preferred securities               --              --                (7)
Dividends paid on common shares                      --              --               (17)
Issued for cash under stock option plan              --               6                --
Issued under dividend reinvestment plan              --               2                (2)
-----------------------------------------------------------------------------------------
AT MARCH 31, 2001                                   514             545             1 520
-----------------------------------------------------------------------------------------

See accompanying notes.

-------------------------------------------------------------------------------------
                                                                 2001            2000
-------------------------------------------------------------------------------------
COMMON SHARE INFORMATION
For the three months ended March 31
Average number outstanding, weighted monthly (thousands)      222 115         221 064
-------------------------------------------------------------------------------------
As at March 31
Share price at end of trading
Toronto Stock Exchange               - $Canadian                40.55           31.45
New York Stock Exchange              - $U.S.                    25.90           21.25
-------------------------------------------------------------------------------------
Book value per common share          - $Canadian                 9.29            7.84
                                     - $U.S.                     5.89            5.39
-------------------------------------------------------------------------------------
Common share options outstanding                            6 399 816       6 619 708
-------------------------------------------------------------------------------------

RATIOS
(unaudited)

-------------------------------------------------------------------------------------
as at March 31
Debt to debt plus shareholders' equity (%)                       49.8           42.7
-------------------------------------------------------------------------------------
Net tangible asset coverage on long-term debt (times)
  Before deduction of future income taxes                         2.4            2.7
-------------------------------------------------------------------------------------
  After deduction of future income taxes                          2.0            2.2
-------------------------------------------------------------------------------------

For the twelve months ended March 31
Debt to cash flow provided from operations (times)                2.6            1.8
-------------------------------------------------------------------------------------
Interest coverage on long-term debt (times)
  Net income                                                      5.4            6.7
-------------------------------------------------------------------------------------
  Cash flow from operations                                       7.9           10.7
-------------------------------------------------------------------------------------

MEDIA AND INVESTOR INQUIRIES:
JOHN ROGERS (403) 269-8670                  VISIT OUR WEBSITE AT: WWW.SUNCOR.COM

SUNCOR ENERGY INC. - FIRST QUARTER REPORT 2001
                                       13

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

1. ACCOUNTING POLICIES
These financial statements follow the same accounting policies and methods of computation as, and should be read in conjunction with, the most recent annual financial statements, with the exception to the elimination of intercompany sales as discussed in note 2.

2. ELIMINATION OF INTERCOMPANY SALES
During the first quarter of 2001, the company changed the methodology of accounting for sales from its upstream operations (Oil Sands and Natural Gas) to its downstream operations (Sunoco) from a deeming concept to the actual tracking of product shipped. This change was made to better reflect the current operational activities within the company. This prospective change will equally increase sales and other operating revenues and purchases of crude oil and products by $96 million and will have no impact on consolidated and segmented net earnings in the accompanying financial statements.

3. START-UP EXPENSES
Start-up expenses represent pre-operating costs incurred in the commissioning of the company's Oil Sands Project Millenium.

4. SUPPLEMENTAL INFORMATION

                                  Three months ended March 31
-------------------------------------------------------------
($ millions)                          2001               2000
-------------------------------------------------------------
Interest paid                           43                 28
-------------------------------------------------------------
Income taxes paid                       20                 16
-------------------------------------------------------------
Interest expense
  Long term interest cost               35                 22
  Capitalized interest                 (31)               (22)
-------------------------------------------------------------
                                         4                 --
-------------------------------------------------------------

HEDGE POSITION UPDATE

---------------------------------------------------------------------------------------------------------
                            Quantity                                $US (WTI)                        $CDN
---------------------------------------------------------------------------------------------------------
2001
Crude Oil             42 710 bbl/day                                  $18.75                       $26.39
                       4 790 bbl/day                                  $18.75                     $29.58 *
                      10 000 bbl/day        $26.00 - $31.88 (costless collar)           $41.01 - $50.29 *
---------------------------------------------------------------------------------------------------------
2002
Crude Oil             41 000 bbl/day                                  $20.06                       $28.45
                      12 000 bbl/day        $22.00 - $26.28 (costless collar)           $34.70 - $41.45 *
                      10 000 bbl/day        $21.00 - $26.19 (costless collar)           $33.13 - $41.31 *
---------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------
                                                                           Average margin hedged
                            Quantity                                $US/bbl                      $CDN/bbl
---------------------------------------------------------------------------------------------------------
2001 - Q2
Refined Products -
Distillate/Gasoline   1.5 million bbls                                 $4.51                      $7.11 *
---------------------------------------------------------------------------------------------------------

 * For presentation purposes, these $US hedges have been converted to a $CDN equivalent based on the month end $US/$CDN exchange rate of 1.5774.

5. SUBSEQUENT EVENT - OIL SHALE PROJECT
Effective April 5, 2001, the company sold its interest in the Stuart Oil Shale Project to its partners in the joint venture Southern Pacific Petroleum and Central Pacific Minerals (SPP/CPM). In consideration, the company will retain a 5% royalty interest in Stage 1 of the project and each party will retain its world wide rights to the technology. The company will make total payments as part of the transaction in the amount of AUD$7 million, which SPP/CPM will use to fund Stage 1 operating, capital and transition costs. The company will receive 2.5 million SPP shares and 0.926 million CPM shares in consideration. SPP/CPM will issue the company 12.5 million SPP share options and 4.6 million CPM share options, exercisable over five years at a strike price of AUD$1.25 per SPP share and AUD$3.38 per CPM share.

During the second quarter of 2001, the company will write off the carrying value of the capital assets, surrender its partly paid Restricted Class shares and extinguish the long term borrowings and accrued interest. The resulting after tax charge of the divestment will be $3 million.

MEDIA AND INVESTOR INQUIRIES:
JOHN ROGERS (403) 269-8670                  VISIT OUR WEBSITE AT: WWW.SUNCOR.COM

SUNCOR ENERGY INC. - FIRST QUARTER REPORT 2001
                                       14

SCHEDULES OF SEGMENTED DATA
(unaudited)

-----------------------------------------------------------------------------------------------------------------
                                                                                      Three months ended March 31
-----------------------------------------------------------------------------------------------------------------
                                                                                     Corporate and
                                      Oil Sands      Natural Gas         Sunoco       eliminations      Total
-----------------------------------------------------------------------------------------------------------------
($ millions)                       2001      2000    2001    2000     2001    2000    2001    2000   2001    2000
-----------------------------------------------------------------------------------------------------------------
EARNINGS
REVENUES
Sales and other
  operating revenues                 252     151      82      46     666     581      --      --    1 000    778
Intersegment revenues                 41     191     108      44      --      --    (149)   (235)      --     --
Interest                              --      --      --      --      --      --       1       1       1       1
-----------------------------------------------------------------------------------------------------------------
                                     293     342     190      90     666     581    (148)   (234)   1 001    779
-----------------------------------------------------------------------------------------------------------------
EXPENSES
Purchases of crude
 oil and products                     --      --      --      --     449     382    (143)   (227)    306     155
Operating, selling
 and general                         108     109      14      23      84      73      24      12     230     217
Exploration                           --      --       1      10      --      --      --      --       1      10
Royalties                              7      25      50      18      --      --      --      --      57      43
Taxes other than
 income taxes                          3       3       1      --      82      81      --      --      86      84
Depreciation, depletion
 and amortization                     57      55      18      23      14      13      (1)     --      88      91
Gain on disposal of assets            --      --      --      (1)     --      --      --      --      --      (1)
Start-up expenses -
 Project Millennium                   10      --      --      --      --      --      --      --      10      --
Interest                              --      --      --      --      --      --       4      --       4      --
-----------------------------------------------------------------------------------------------------------------
                                     185     192      84      73     629     549    (116)   (215)    782     599
-----------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE
 INCOME TAXES                        108     150     106      17      37      32     (32)    (19)    219     180
Income taxes                         (39)    (60)    (53)     (9)    (14)    (13)     12       7     (94)    (75)
-----------------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)                   69      90      53       8      23      19     (20)    (12)    125     105
-----------------------------------------------------------------------------------------------------------------
CAPITAL EMPLOYED
As at March 31                      1 500   1 520    320     709     520     469     (17)    (66)   2 323   2 632
-----------------------------------------------------------------------------------------------------------------
Twelve months ended March 31
RETURN ON AVERAGE
 CAPITAL EMPLOYED (%)               19.5    16.8    28.0     6.2    17.3     8.1      --      --    16.3    11.0
-----------------------------------------------------------------------------------------------------------------
RETURN ON AVERAGE
 CAPITAL EMPLOYED (%) *              8.7    11.6    28.0     6.2    17.3     8.1      --      --     8.9     8.3
-----------------------------------------------------------------------------------------------------------------

 * The company's definition of capital employed excludes capitalized costs related to major projects in progress. If capital employed were to include these capitalized costs, the return on average capital employed would be as stated on this line.

MEDIA AND INVESTOR INQUIRIES:
JOHN ROGERS (403) 269-8670                  VISIT OUR WEBSITE AT: WWW.SUNCOR.COM

SUNCOR ENERGY INC. - FIRST QUARTER REPORT 2001
                                       15

SCHEDULES OF SEGMENTED DATA (CONT'D)
(unaudited)

------------------------------------------------------------------------------------------------------------------
                                                                                       Three months ended March 31
------------------------------------------------------------------------------------------------------------------
                                                                                     Corporate and
                                        Oil Sands     Natural Gas       Sunoco        eliminations       Total
------------------------------------------------------------------------------------------------------------------
($ millions)                          2001    2000    2001    2000    2001  2000      2001    2000    2001    2000
------------------------------------------------------------------------------------------------------------------
CASH FLOW BEFORE FINANCING ACTIVITIES
CASH PROVIDED FROM (USED IN)
  OPERATING ACTIVITIES:
  Cash flow provided from
    (used in) operations
  Net earnings (loss)                   69      90      53       8      23      19     (20)    (12)    125     105
  Exploration expenses
    Cash                                --      --      --       4      --      --      --      --      --       4
    Dry hole costs                      --      --       1       6      --      --      --      --       1       6
  Non-cash items
    included in earnings
    Depreciation, depletion
      and amortization                  57      55      18      23      14      13      (1)     --      88      91
    Future income taxes                 37      57      53      (4)      1       6     (14)      9      77      68
    Current income tax provision
      allocated to Corporate             2       3      --      13      13       7     (15)    (23)     --      --
    Gain on disposal of assets          --      --      --      (1)     --      --      --      --      --      (1)
    Other                                2       3       1      (1)      1       1       1      (4)      5      (1)
  Overburden removal outlays            (9)     (5)     --      --      --      --      --      --      (9)     (5)
  Overburden removal outlays
    - Project Millenium                (17)     (3)     --      --      --      --      --      --     (17)     (3)
  Increase (decrease) in
    deferred credits and other          (1)     (1)      1      --      (2)     --       7       6       5       5
------------------------------------------------------------------------------------------------------------------
  Total cash flow provided
    from (used in) operations          140     199     127      48      50      46     (42)    (24)    275     269
  Decrease (increase) in
    operating working capital         (111)    (93)     49     (20)    (28)    (25)    (42)     13    (132)   (125)
------------------------------------------------------------------------------------------------------------------
  Total cash provided from
    (used in) operating activities      29     106     176      28      22      21     (84)    (11)    143     144
------------------------------------------------------------------------------------------------------------------
CASH PROVIDED FROM (USED IN)
INVESTING ACTIVITIES:
  Capital and exploration
    expenditures                      (362)   (406)    (30)    (40)     (4)     (5)     (2)     (6)   (398)   (457)
  Deferred outlays and
    other investments                   --      (3)     --      --      (1)     (3)      1      --      --      (6)
  Proceeds from disposals               --      --      --       3      --      --      --      --      --       3
------------------------------------------------------------------------------------------------------------------
  Total cash used in
    investing activities              (362)   (409)    (30)    (37)     (5)     (8)     (1)     (6)   (398)   (460)
------------------------------------------------------------------------------------------------------------------
NET CASH SURPLUS (DEFICIENCY)
  BEFORE FINANCING ACTIVITIES         (333)   (303)    146      (9)     17      13     (85)    (17)   (255)   (316)
------------------------------------------------------------------------------------------------------------------

MEDIA AND INVESTOR INQUIRIES:
JOHN ROGERS (403) 269-8670                  VISIT OUR WEBSITE AT: WWW.SUNCOR.COM

SUNCOR ENERGY INC. - FIRST QUARTER REPORT 2001
                                       16

QUARTERLY OPERATING SUMMARY
(unaudited)

---------------------------------------------------------------------------------------------
                                                   For the quarter ended           Total year
---------------------------------------------------------------------------------------------
                                          MAR 31   Dec 31  Sept 30  June 30   Mar 31
                                            2001     2000     2000    2000      2000     2000
---------------------------------------------------------------------------------------------
OIL SANDS
PRODUCTION (a)                             113.4    110.0    114.2    116.7    114.8    113.9
SALES (a)
  - light sweet crude oil                   53.0     64.0     61.4     64.3     67.7     64.3
  - diesel                                  13.5     11.0      8.9      8.6      8.7      9.3
  - light sour crude oil                    40.0     38.5     42.6     45.2     41.5     42.0
---------------------------------------------------------------------------------------------
                                           106.5    113.5    112.9    118.1    117.9    115.6
---------------------------------------------------------------------------------------------
AVERAGE SALES PRICE (b)
  - light sweet crude oil                  36.09    37.22    36.21    33.54    34.35    35.31
  - other (diesel and
    light sour crude oil)                  25.66    23.71    27.84    28.22    28.46    27.09
  - total                                  30.84    31.33    32.39    31.12    31.84    31.67
  - total *                                38.17    43.27    43.41    39.40    39.19    41.29
  CASH OPERATING COSTS (1), (c)            15.40    16.40    14.50    12.20    11.10    13.55
  TOTAL OPERATING COSTS (2), (c)           18.60    19.50    17.40    16.60    15.50    17.25

NATURAL GAS
GROSS PRODUCTION **
Conventional
  - natural gas (d)                          177      183      200      195      222      200
  - natural gas liquids (a)                  2.3      2.5      2.8      3.1      3.5      3.0
  - crude oil (a) ***                        1.7      1.6      3.6      3.5      8.1      4.2
  - total (e)                               21.7     22.4     26.4     26.1     33.8     27.2
AVERAGE SALES PRICE
  - natural gas (f)                        10.73     8.02     4.63     3.70     2.96     4.72
  - natural gas (f) *                      10.81     8.05     4.62     3.70     2.97     4.73
  - natural gas liquids (b)                45.07    43.00    39.56    32.80    33.16    36.66
  - crude oil - conventional (b)           37.35    36.01    33.09    30.04    26.30    29.50
  - crude oil - conventional (b) *         42.12    44.35    42.31    38.65    38.23    39.80
NET WELLS DRILLED
Conventional - exploratory ****                2        4        1        9        2       16
             - development                     2        4        5        6        4       19
---------------------------------------------------------------------------------------------
                                               4        8        6       15        6       35
---------------------------------------------------------------------------------------------

MEDIA AND INVESTOR INQUIRIES:
JOHN ROGERS (403) 269-8670                  VISIT OUR WEBSITE AT: WWW.SUNCOR.COM

SUNCOR ENERGY INC. - FIRST QUARTER REPORT 2001
                                       17

QUARTERLY OPERATING SUMMARY
(unaudited)

------------------------------------------------------------------------------------------------
                                                       For the quarter ended         Total year
------------------------------------------------------------------------------------------------
                                            MAR 31  Dec 31  Sept 30  June 30   Mar 31
                                              2001    2000     2000     2000     2000      2000
------------------------------------------------------------------------------------------------
SUNOCO
REFINED PRODUCT SALES (g)
Transportation fuels
  Gasoline        - retail*****                4.1     4.4      4.2      4.2      4.0       4.2
                  - other                      4.0     4.1      4.1      4.2      3.8       4.0
  Jet fuel                                     1.1     1.0      1.1      1.0      1.1       1.1
  Diesel                                       3.1     3.3      3.0      3.3      2.8       3.1
------------------------------------------------------------------------------------------------
                                              12.3    12.8     12.4     12.7     11.7      12.4
Petrochemicals                                 0.5     0.6      0.3      0.8      0.6       0.6
Heating oils                                   0.8     0.6      0.2      0.3      0.7       0.4
Heavy fuel oils                                0.9     0.7      0.5      0.6      0.7       0.6
Other                                          0.4     0.5      0.6      0.7      0.6       0.6
------------------------------------------------------------------------------------------------
                                              14.9    15.2     14.0     15.1     14.3      14.6
------------------------------------------------------------------------------------------------
NATURAL GAS SALES (d)                           92      95       74       78       84        83
------------------------------------------------------------------------------------------------
MARGINS (h)
Refining (3)                                   6.2     5.8      6.1      6.3      5.4       5.9
Retail (4)                                     6.1     7.0      6.4      6.4      6.8       6.6
CRUDE OIL SUPPLY AND REFINING
Processed at Suncor refinery (g)               9.8    10.5     10.7     11.0     11.4      10.9
Utilization of refining capacity (%)            88      95       96       99      102        98
------------------------------------------------------------------------------------------------

*     Excludes the impact of hedging activities.

** Currently all Natural Gas production is located in the Western Canada Sedimentary Basin.

*** Before deducting first quarter 2001 Alberta Crown royalty of 0.2 thousand barrels per day (first quarter 2000 - 1.0 thousand barrels per day).

****  Excludes exploratory wells in progress

***** Excludes sales through joint venture interests.

(a) thousands of barrels per day      (d) millions of cubic feet per day     (g) thousands of cubic metres per day
(b) dollars per barrel                (e) BOE per day                        (h) cents per litre
(c) dollars per barrel rounded        (f) dollars per thousand cubic feet
     to the nearest $0.05

Definitions

(1)   Cash operating     - operating, selling and general expenses, crude oil and products purchases, taxes other than
      costs                income taxes, and overburden cash expenditures for the period.
(2)   Total operating    - cash and non-cash operating costs (total Oil Sands expenses less royalties in Schedules of
      costs                Segmented Data).
(3)   Refining margin    - average wholesale unit price from all products minus average unit cost of crude oil.
(4)   Retail margin      - average street price of Sunoco branded retail gasoline minus refining gasoline price.

Metric conversion
Crude oil, refined products, etc.   1m3 (cubic metre) = approx. 6.29 barrels
Natural gas                         1m3 (cubic metre) = approx. 35.49 cubic feet